Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES THIRD QUARTER 2018 FINANCIAL AND OPERATING RESULTS

Midland, TX (November 6, 2018) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2018.

THIRD QUARTER HIGHLIGHTS

•	Q3 2018 net income of $157 million, or $1.59 per diluted share; adjusted net income (as defined and reconciled below) of $165 million, or $1.67 per diluted share

•	Q3 2018 production of 123.0 Mboe/d (72% oil), up 9% over Q2 2018 and 45% year over year

•
Increasing full year 2018 production guidance range to 118.5 – 119.5 Mboe/d, up 2% from prior guidance midpoint; implies 50% annualized growth at the midpoint from full year 2017 average daily production

•	Q3 2018 cash dividend of $0.125 per share payable on November 26, 2018; implies a 0.4% annualized yield based on the November 5, 2018 share closing price of $115.99

•
Shareholder meetings to vote on the previously announced all-stock acquisition of Energen Corporation are scheduled for November 27; deal expected to close shortly thereafter pending shareholder approval

•	On October 31, 2018, closed previously announced acquisition of leasehold interests and related assets from Ajax Resources, LLC ("Ajax")

•
Also on October 31, 2018, closed additional tack-on acquisitions of 3,646 net leasehold acres, ~3,500 boe/d of estimated current net production and related assets in Northwest Martin and Northeast Andrews counties from ExL Petroleum Management, LP, ExL Petroleum Operating, Inc. ("ExL") and EnergyQuest II, LLC ("EnergyQuest") for $312.5 million, subject to adjustment; complementary assets adjacent to existing Diamondback and Ajax acreage

•
Rattler Midstream intends to exercise its right to acquire a 10% equity interest in the Gray Oak Pipeline, subject to certain closing conditions; Diamondback has increased its volume commitment to the Gray Oak Pipeline from 50,000 bo/d to 100,000 bo/d, taking Diamondback's total volume commitment to new long-haul pipelines to 200,000 bo/d (including previously announced volume commitment of 100,000 bo/d on the EPIC Crude Oil Pipeline project)

•	Acquired ownership of overriding royalty interests across a large portion of Ajax's asset base in Northwest Martin and Northeast Andrews counties; increases net revenue interest by 1% across field

•	Executed joint development agreement with Carlyle for development of the San Pedro area of Pecos County and commenced drilling operations

“Diamondback continued to deliver on both our near-term objectives and long-term strategic initiatives through the third quarter and into the fourth quarter of 2018. First, we were able to deliver significant quarter over quarter production growth while maintaining our best in class margins and operational efficiencies. Second, we closed multiple highly complementary asset acquisitions in the Northern Midland Basin and have since taken over operations. Finally, we continued executing on our midstream and long-haul takeaway strategy through our commitment to, and ownership interest in, the Gray Oak Pipeline project. With our commitment to Gray Oak and EPIC, Diamondback has secured waterborne pricing and "wellhead to water" solutions for all of the current and expected production from our existing asset base, while also building value for our midstream business through strategic joint ventures," stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, "Since the beginning of the year, Diamondback has been able to generate $12 million in free cash flow while growing production 45% over the last 12 months. Our existing 14 operated rigs, along with the 10 rigs currently operated by Energen, will provide the baseline for our 2019 operating plan assuming the approval of the merger by the shareholders of both companies on November 27 and the closing of the merger shortly thereafter. With respect to capital, we are raising our infrastructure budget for 2018 due to the continued growth of our midstream operations and the added infrastructure costs related to the signing of our joint development agreement with Carlyle, along with staying ahead of our accelerated rig count. As we look ahead into 2019, we look forward to delivering on the synergies presented from our merger with Energen while growing production at industry-leading rates, maintaining our best in class operating metrics, generating free cash flow and increasing our return of capital program."

OPERATIONAL HIGHLIGHTS

Diamondback’s Q3 2018 production was 123.0 Mboe/d (72% oil), up 45% year over year from 85.0 Mboe/d in Q3 2017, and up 9% quarter over quarter from 112.6 Mboe/d in Q2 2018.

During the third quarter of 2018, Diamondback drilled 40 gross horizontal wells and turned 43 operated horizontal wells to production. The average completed lateral length for third quarter wells was 9,638 feet. Operated completions during the third quarter consisted of 18 Wolfcamp A wells, 11 Wolfcamp B wells, 10 Lower Spraberry wells, two Middle Spraberry wells and two Second Bone Spring wells.

The Company operated 13 drilling rigs and five dedicated frac spreads during the third quarter of 2018. Following the closing of the Ajax acquisition, Diamondback assumed operations of one additional operated rig, and plans to maintain this cadence for the remainder of 2018. The Company now expects to turn between 170 and 175 gross operated horizontal wells to production for the full year 2018.

OPERATIONS UPDATE
In Pecos County, Diamondback continues to achieve strong performance from operated completions targeting the Wolfcamp A. In Block 142 in the eastern third of our acreage, the Neal Lethco A 17-18 1WA was completed with a lateral length of 9,883 feet and achieved an average peak 30-day 2-stream flowing initial production ("IP") rate of 229 boe/d per 1,000 feet (89% oil). The State Neal Lethco 10-9 B 2WA, which commenced with a peak 30-day flowing IP rate of 173 boe/d per 1,000 feet (80% oil), went on to produce a peak 90-day flowing IP rate of 149 boe/d per 1,000 feet (79% oil).

Also in Pecos County, the Company recently completed two additional tests of the Second Bone Spring. The Black Stone State 1-12 B 1SB, with a lateral length of 10,081 feet, achieved a peak 30-day flowing IP rate of 121 boe/d per 1,000 feet (91% oil). The Stewart 28-21 Unit 1SB, after commencing with a peak 30-day flowing IP rate of 124 boe/d per 1,000 feet (85% oil), went on to achieve a peak 90-day IP rate of 103 boe/d per 1,000 feet (84% oil).

In the ReWard area of the Delaware Basin, Diamondback recently completed a two-well pad targeting the Wolfcamp A. The Nokota 19 DODT 1WA and 2WA, completed with an average lateral of 10,090 feet, produced an average 24-hour IP rate of 292 boe/d per 1,000 feet (74% oil). The Jane M Graves A 3WA, which commenced with a peak 30-day flowing IP rate of 217 boe/d per 1,000 feet (81% oil), went on to achieve a peak 90-day IP rate of 187 boe/d per 1,000 feet (80% oil).

In the Delaware Basin, Diamondback has recently begun testing the use of 100% local sand after closely monitoring offset activity and results. The Company recently implemented the use of 100% local sand with all three of its frac crews in the Midland Basin and has realized a ~$60 per lateral foot reduction in well costs relative to Northern White sand pricing from the first quarter of 2018. Additionally in the Delaware Basin, Diamondback is assessing the economic benefit of substituting diesel use with natural gas by running one rig and one completion crew with dual fuel capabilities. If successful and economic, Diamondback has five rigs and two completion crews with dual fuel capabilities in its current fleet.

In the Midland Basin, Diamondback has taken over operations from ExL, which recently completed a three-well pad targeting the Wolfcamp A. The UL Comanche A4144 Unit was completed with an average lateral length of 7,807 feet and produced an average peak 30-day IP rate of 166 boe/d per 1,000 feet (93% oil).

FINANCIAL HIGHLIGHTS
Diamondback's third quarter 2018 net income was $157 million, or $1.59 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $165 million, or $1.67 per diluted share.

Third quarter 2018 Adjusted EBITDA (as defined and reconciled below) was $372 million, up 60% from $232 million in Q3 2017.

Third quarter 2018 average realized prices were $55.99 per barrel of oil, $1.90 per Mcf of natural gas and $30.44 per barrel of natural gas liquids, resulting in a total equivalent unhedged price of $46.59/boe, up 22% from $38.25/boe in Q3 2017.

Diamondback's cash operating costs for the third quarter of 2018 were $8.70 per boe, including lease operating expenses ("LOE") of $4.34 per boe, cash general and administrative expenses of $0.78 per boe and taxes and transportation of $3.58 per boe.

As of September 30, 2018, Diamondback had $492 million in standalone cash and no outstanding borrowings under its revolving credit facility. In connection with its Fall 2018 redetermination, which closed in October, the borrowing base under Diamondback's credit facility increased to $2.65 billion from $2.0 billion, and the Company's aggregate elected commitment amount was increased to $2.0 billion from $1.0 billion previously.

During the third quarter of 2018, Diamondback spent $321 million on drilling, completion and non-operated properties, and $74 million on infrastructure and midstream. Year-to-date, Diamondback has spent $934 million on drilling, completion and non-operated properties, and $205 million on infrastructure and midstream, while generating free cash flow of $12 million, excluding acquisitions.

DIVIDEND DECLARATION

Diamondback announced today that the Company's Board of Directors has declared a cash dividend for the third quarter of 12.5 cents per common share payable on November 26, 2018, to stockholders of record at the close of business on November 19, 2018.

FULL YEAR 2018 GUIDANCE

Giving effect to the Ajax, ExL and EnergyQuest acquisitions that closed on October 31, 2018, as well as continued outperformance of Diamondback's legacy assets, Diamondback is increasing its full year 2018 production guidance to a range of 118.5 Mboe/d to 119.5 Mboe/d, up 2% from the midpoint of the prior range. This guidance increase does not take into effect the Energen merger, which is expected to close in the fourth quarter subject to shareholder approvals.

Additionally, Diamondback is increasing full year 2018 CAPEX guidance to a range of $1.5 to $1.575 billion from $1.4 to $1.5 billion previously. This increase is due to the added infrastructure costs related to the signing of Diamondback's joint development agreement with Carlyle, as well as the accelerated build out and upgrade of midstream assets in the Southern Delaware through its subsidiary Rattler Midstream. Diamondback expects to exit the year operating 14 drilling rigs, excluding the pending Energen merger, which is above its original expectations of 10 to 12 rigs for the year. This acceleration requires up front infrastructure capital as Diamondback continues operational momentum into 2019, thus increasing its overall infrastructure budget.

2018 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total Net Production – MBoe/d	118.5 – 119.5	16.75 - 17.25
Oil Production - % of Net Production	72% - 74%	69% - 73%

Unit costs ($/boe)
Lease operating expenses, including workovers	$3.75 - $4.50
Gathering & Transportation	$0.25 - $0.75	$0.20 - $0.40
G&A
Cash G&A	Under $1.00	$0.75 - $1.25
Non-cash equity-based compensation	$0.50 - $1.00	$0.50 - $0.75
DD&A	$11.00 - $14.00	$8.00 - $11.00
Interest expense (net of interest income)	$1.00 - $2.00

Production and ad valorem taxes (% of revenue)(a)	7.0%	7.0%
Corporate tax rate (% of pre-tax income)	20% - 23%

Gross horizontal D,C&E/Ft. - Midland Basin	$760 - $810
Gross horizontal D,C&E/Ft. - Delaware Basin	$1,175 - $1,225
Horizontal wells completed (net)	170 - 175 (146 - 154)

Capital Budget ($ - million)
Horizontal drilling and completion	$1,250 - $1,300
Infrastructure	$250 - $275
2018 Capital Spend	$1,500 - $1,575

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2018 on Wednesday, November 7, 2018 at 8:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 8268326. A telephonic replay will be available from 11:00 a.m. CT on Wednesday, November 7, 2018 through Wednesday, November 14, 2018 at 11:00 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 8268326. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Oil, natural gas and natural gas liquids	$527,068	$299,237	$1,508,764	$799,169
Lease bonus	1,322	322	2,250	2,507
Midstream services	7,280	1,694	26,658	4,241
Other operating income	2,359	—	6,825	—
Total revenues	538,029	301,253	1,544,497	805,917
Operating expenses:
Lease operating expenses	49,111	32,498	129,103	88,113
Production and ad valorem taxes	33,536	18,371	93,042	49,975
Gathering and transportation	6,976	3,476	18,074	9,110
Midstream services	19,725	4,445	48,515	7,127
Depreciation, depletion and amortization	146,318	87,579	391,401	221,681
General and administrative expenses(1)	14,185	11,888	45,039	37,524
Asset retirement obligation accretion	387	357	1,107	1,030
Other operating expense	940	—	2,416	—
Total expenses	271,178	158,614	728,697	414,560
Income from operations	266,851	142,639	815,800	391,357
Other income (expense):
Interest expense, net	(18,548)	(9,192)	(49,345)	(29,662)
Other income, net	1,962	3	89,170	9,472
Gain (loss) on derivative instruments, net	(48,373)	(50,645)	(139,305)	20,376
Gain (loss) on revaluation of investment	(199)	—	5,165	—
Total other income (expense), net	(65,158)	(59,834)	(94,315)	186
Income before income taxes	201,693	82,805	721,485	391,543
Provision for income taxes	42,276	857	82,750	4,393
Net income	159,417	81,948	638,735	387,150
Net income attributable to non-controlling interest	2,363	8,924	99,723	19,448
Net income attributable to Diamondback Energy, Inc.	$157,054	$73,024	$539,012	$367,702

Earnings per common share:
Basic	$1.59	$0.74	$5.47	$3.81
Diluted	$1.59	$0.74	$5.45	$3.80
Weighted average common shares outstanding:
Basic	98,638	98,144	98,603	96,491
Diluted	98,818	98,369	98,820	96,752
Dividends declared per share	0.125	—	0.375	—

(1)
Includes non-cash expense of $5,350 and $6,187 for the three months ended September 30, 2018 and 2017, respectively, and $18,451 and $19,418 for the nine months ended September 30, 2018 and 2017, respectively.

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2017
Production Data:
Oil (MBbl)	8,120	7,478	5,678
Natural gas (MMcf)	7,804	7,367	5,935
Natural gas liquids (MBbls)	1,893	1,540	1,155
Oil Equivalents (MBOE)(1)(2)	11,314	10,246	7,823
Average daily production (BOE/d)(2)	122,975	112,592	85,029
% Oil	72%	73%	73%

Average sales prices:
Oil, realized ($/Bbl)	$55.99	$61.57	$45.62
Natural gas realized ($/Mcf)	1.90	1.54	2.51
Natural gas liquids ($/Bbl)	30.44	28.02	21.87
Average price realized ($/BOE)	46.59	50.26	38.25
Oil, hedged ($/Bbl)(3)	51.23	55.53	46.90
Natural gas, hedged ($ per MMbtu)(3)	1.93	1.75	2.64
Average price, hedged ($/BOE)(3)	43.19	45.87	39.28

Average Costs per BOE:
Lease operating expense	$4.34	$4.16	$4.15
Production and ad valorem taxes	2.96	3.14	2.35
Gathering and transportation expense	0.62	0.66	0.44
General and administrative - cash component	0.78	0.87	0.73
Total operating expense - cash	$8.70	$8.83	$7.67

General and administrative - non-cash component	$0.47	$0.55	$0.79
Depreciation, depletion and amortization	12.93	12.68	11.20
Interest expense, net	1.64	1.67	1.18

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income plus non-cash (gain) loss on derivative instruments, net, net interest expense, depreciation, depletion and amortization, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, gain on revaluation of investment and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash loss on derivative instruments, gain on revaluation of investment and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(unaudited, in thousands)

	Three Months Ended September 30, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2017
Net income	$159,417	$301,164	$81,948
Non-cash loss on derivative instruments, net	9,913	13,667	58,645
Interest expense, net	18,548	17,096	9,192
Depreciation, depletion and amortization	146,318	129,867	87,579
Non-cash equity-based compensation expense	7,688	7,999	8,354
Capitalized equity-based compensation expense	(2,338)	(2,349)	(2,167)
Asset retirement obligation accretion expense	387	365	357
Loss (gain) on revaluation of investment	199	(4,465)	—
Income tax (benefit) provision	42,276	(6,607)	857
Consolidated Adjusted EBITDA	$382,408	$456,737	$244,765
Adjustment for non-controlling interest	(10,832)	(86,568)	(12,306)
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$371,576	$370,169	$232,459

Adjusted EBITDA per common share:
Basic	$3.77	$3.75	$2.37
Diluted	$3.76	$3.75	$2.36
Weighted average common shares outstanding:
Basic	98,638	98,614	98,144
Diluted	98,818	98,797	98,369

Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash loss on derivative instruments, gain on revaluation of investment, loss on sale of assets, other income and related income tax adjustments.

The following table presents a reconciliation of adjusted net income to net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended September 30, 2018
	Pre-Tax Amounts	Amounts Per Share
Net income attributable to Diamondback Energy, Inc.	$157,054	$1.59
Non-cash loss on derivative instruments	9,913	0.10
Loss on revaluation of investments	199	—
Adjusted income excluding above items	167,166	1.69
Income tax adjustment for above items	(2,190)	(0.02)
Adjusted net income	$164,976	$1.67

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Swaps - West Texas Intermediate (Cushing)	26,000	7,000	4,000	4,000	3,000
	$51.27	$55.29	$51.86	$51.59	$49.82
Swaps - West Texas Intermediate (Magellan East Houston)	7,000	7,000	4,000	2,000	1,000
	$71.06	$69.65	$74.64	$75.65	$75.74
Swaps - Crude Brent Oil	10,000	5,000	2,000	2,000	2,000
	$62.51	$72.82	$75.43	$74.95	$74.45
Basis Swaps	15,000	3,000	—	—	—
	$(0.88)	$(9.42)	$—	$—	$—
Three-Way Collar Short Put - West Texas Intermediate (Cushing)	—	10,000	10,000	—	—
	$—	$45.00	$45.00	$—	$—
Three-Way Collar Floor - West Texas Intermediate (Cushing)	—	10,000	10,000	—	—
	$—	$55.00	$55.00	$—	$—
Three-Way Collar Ceiling - West Texas Intermediate (Cushing)	—	10,000	10,000	—	—
	$—	$70.76	$69.71	$—
Three-Way Collar Short Put - West Texas Intermediate (Magellan East Houston)	7,000	7,000	4,000	—	—
	$56.43	$56.43	$57.50	$—	$—
Three-Way Collar Floor - West Texas Intermediate (Magellan East Houston)	7,000	7,000	4,000	—	—
	$66.43	$66.43	$67.50	$—	$—
Three-Way Collar Ceiling - West Texas Intermediate (Magellan East Houston)	7,000	7,000	4,000	—	—
	$78.82	$77.56	$77.68	$—	$—
Three-Way Collar Short Put - Crude Brent Oil	—	8,000	8,000	4,000	2,000
	$—	$55.00	$55.00	$55.00	$55.00
Three-Way Collar Floor - Crude Brent Oil	—	8,000	8,000	4,000	2,000
	$—	$65.00	$65.00	$65.00	$65.00
Three-Way Collar Ceiling - Crude Brent Oil	—	8,000	8,000	4,000	2,000
	$—	$81.25	$81.25	$84.58	$87.90

Natural Gas (Mmbtu/day, $/Mmbtu)
Q4 2018
Swaps	20,000
$3.07

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com